Exhibit 99.1

200 International Circle Suite 3500 Hunt Valley, MD 21030	P: 410.427.1700 F: 410.427.8800

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES EXPIRATION OF REGISTERED EXCHANGE OFFER

FOR 5.250% Senior Notes due 2026

HUNT VALLEY, MARYLAND – January 7, 2016 – Omega Healthcare Investors, Inc. (NYSE:OHI) announced today that its offer to exchange any and all of its outstanding $600 million of 5.250% Senior Notes due 2026 that were issued on September 23, 2015 in a private placement, for $600 million of 5.250% Senior Notes due 2026 that have been registered under the Securities Act of 1933, as amended, expired at 5:00 p.m., New York City time, on Thursday, January 7, 2016.

Omega has been advised that tenders with respect to approximately 99.99% of the $600 million aggregate principal amount of the private notes were received prior to the expiration of the exchange offer. Omega expects to complete the exchange offer and issue the registered notes in exchange for the private notes on or about January 12, 2016, subject to certain customary conditions.

This press release does not constitute an offer to exchange, purchase or sell or a solicitation of an offer to exchange, purchase or sell, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of September 30, 2015, Omega has a portfolio of investments that includes over 900 properties located in 42 states and the United Kingdom and operated by 83 different operators.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

This announcement may include forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.